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                                                                       Exhibit 9

                       Opinion of and Consent of Counsel

                                                                   January, 2000

C.M. Life Insurance Company
140 Garden Street
Hartford, CT 06154

Re: Initial Registration Statement filed on Form N-4

Ladies and Gentlemen:

   This opinion is furnished in connection with the filing of the initial registration statement filed on Form N-4 under the Securities Act of 1933 for C.M. Life Insurance Company's ("CM Life") individual or group deferred variable annuity contracts with flexible purchase payments (the "Contract"). C.M. Multi-Account A issues the Contract.

   As an attorney for CM Life, I provide legal advice to CM Life in connection with the operation of its variable products. In such role I am familiar with the initial registration statement for the Contract. In so acting, I have made such examination of the law and examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I am of the following opinion:

     1. CM Life is a valid and subsisting corporation, organized and operated under the laws of the state of Connecticut and is subject to regulation by the Connecticut Commissioner of Insurance.

     2. C.M. Multi-Account A is a separate account validly established and maintained by CM Life in accordance with Connecticut law.

     3. All of the prescribed corporate procedures for the issuance of the Contract have been followed, and all applicable state laws have been complied with.

   I hereby consent to the use of this opinion as an exhibit to this Registration Statement.

                                          Very truly yours,

                                          /s/ James M. Rodolakis
                                          _____________________________________
                                          James M. Rodolakis
                                          Counsel